Exhibit (a)(3)

APPLIED ENERGETICS, INC. EXCHANGE OFFER ELECTION FORM

Note: Concepts and terms used in this Election Form are further described and defined in Applied Energetic Inc’s (the “Company”)  Offer to Exchange Certain Outstanding Stock Options to Purchase Common Stock  for New Stock Options, dated February 5, 2009 (the “Offer to Exchange”). Please read the Offer to Exchange in its entirety. All capitalized terms used herein and not defined herein, shall have the meaning ascribed to them in the Offer to Exchange.

Employee Name:	Employee Phone Number:

Employee Email:

If you wish to exchange Eligible Options, you must act by the Expiration Date: 5:00 p.m. Eastern Time on Monday, March 6, 2009 (unless the Offer is extended by the Company).

To do so you must complete, sign and date this Election Form and return it to the Company by one of the following three methods so it is RECEIVED by the Company  by 5:00 p.m. on the Expiration Date:

FAX: Fax to (520) 622-3835 Attention: Kenneth M. Wallace, Chief Financial Officer or

EMAIL: Email a scanned or PDF copy to: kwallace@appliedenergetics.com or

MAIL OR HAND DELIVERY: You may mail or hand deliver your Election Form to Mr. Wallace c/o Applied Energetics, Inc., 3590 East Columbia Street, Tucson, Arizona 85714.

By electing to exchange your Eligible Options, you are agreeing to the terms and conditions for the Exchange Offer set forth in the Exchange Offer Memorandum.

Please check one of the boxes below. If no box is checked, by signing this form, I agree that all of my Eligible Options will be exchanged.

☐  I elect to exchange ALL of the Eligible Options I hold; or

☐  I hold more than one Eligible Option and I elect to exchange ONLY the Eligible Option(s) listed below*.

Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)

*
If you tender Options of a certain class (determined by exercise price and expiration date) you must tender all of your Options of that class that meet the criteria for tendering as set forth in the Offer to Exchange. If not, the Options you have tendered hereby will not be accepted for cancellation.

NOTE: The exercise price of the New Options granted in exchange for the Eligible Options will be equal to the greater of (i) closing sale price of the Company’s  Common Stock on the Replacement Grant Date which will be on or about March 9, 2009 (unless the Exchange Offer is extended by the Company, in which case the Replacement Grant Date will be the first trading day following the extended Expiration Date) or (ii) $0.50 per share.

The undersigned has read, understands, and agrees to all of the terms of the Offer.

Signature:

Date:
[Please print name]